Exhibit 99.1

Acer Therapeutics Reports Q3 2022 Financial Results and Provides Corporate Update

NEWTON, MA – November 14, 2022 – Acer Therapeutics Inc. (Nasdaq: ACER), a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious, rare and life-threatening diseases with significant unmet medical needs, today reported financial results for the third quarter ended September 30, 2022 and provided an update on Acer’s recent corporate developments.

“I am pleased with our team’s progress in the third quarter, highlighted by the timely resubmission of our New Drug Application (NDA) following the Complete Response Letter (CRL) issued by the US Food and Drug Administration (FDA) in response to ACER-001’s NDA submission,” stated Chris Schelling, CEO and Founder of Acer. “As the FDA continues its review of our resubmitted NDA for UCDs, we remain focused on advancing ACER-001 for the treatment of Maple Syrup Urine Disease (MSUD), having submitted our (Investigational New Drug) IND application to the FDA for a Phase 2a trial and receiving Orphan Drug Designation (ODD) from the European Commission.”

“In addition to the advancement of ACER-001, we made significant progress with the continued development of our other pipeline programs, including the initiation of our pivotal, Phase 3 DiSCOVER trial of EDSIVO™ (celiprolol) for the treatment of COL3A1-positive vascular Ehlers-Danlos Syndrome (vEDS) patients -- the only ongoing clinical trial in this patient population, to our knowledge -- and expansion of our ACER-801 program into treatment and prevention of Post-traumatic Stress Disorder (PTSD) through an investigator-sponsored trial to be conducted by the University of North Carolina (UNC),” Schelling continued. “And early next year, we look forward to reporting topline results from our ongoing Phase 2a clinical trial of ACER-801 for the treatment of moderate to severe Vasomotor Symptoms (VMS) in post-menopausal women.”

Q3 and Recent Highlights

•	ACER-001 (sodium phenylbutyrate)
o

In July 2022, Acer resubmitted its NDA for ACER-001 to the FDA following receipt of a CRL in June 2022, in which the FDA stated that satisfactory inspection of Acer’s third-party contract packaging manufacturer is required before the ACER-001 NDA may be approved

o	In July 2022, the FDA accepted Acer’s NDA resubmission (Class 2) and assigned a Prescription Drug User Fee Act (PDUFA) target action date of January 15, 2023
o

In July 2022, the China National Intellectual Property Administration (CNIPA) issued a utility model patent for ACER-001 covering certain dosage form claims related to ACER-001’s polymer-coated formulation, with an expiration date of August 24, 2031

o	In July 2022, Acer submitted its IND application to the FDA, which is now in effect, for the investigation of ACER-001 in a Phase 2a, open-label dose-ranging efficacy clinical trial that would evaluate the treatment effect of different doses of ACER-001 on blood leucine and other branched-chain amino acid (BCAA) levels in MSUD patients (initiation of this trial is subject to additional capital)

o	In August 2022, the European Commission granted orphan medicinal product designation in the EU to ACER-001 for the potential treatment of MSUD
o

In October 2022, Acer received a Notice of Allowance from the US Patent and Trademark Office (USPTO) for US patent application No. 16/624,834 for claims related to a kit comprising sodium phenylbutyrate or glycerol phenylbutyrate and sodium benzoate

•	ACER-801 (osanetant)
o

In October 2022, Acer announced expansion of its ACER-801 (osanetant) program into PTSD, an indication that affects over 12 million adults in the US alone. The worldwide exclusive rights, related patents and patent applications, were licensed from Emory University based on preclinical data in which osanetant was able to block fear memory consolidation in mice

o

In October 2022, the Department of Defense (DoD) awarded a $3 million grant to the UNC Institute for Trauma Recovery to support a proposed 180-patient, randomized, placebo-controlled trial evaluating osanetant in trauma patients

•	EDSIVO™ (celiprolol)
o	In October 2022, Acer announced the USPTO issued a Notice of Allowance for Acer’s patent application No. 16/930,208 for claims related to certain methods of treating vEDS with celiprolol
•	Corporate
o

Ended Q3 2022 with $6.4 million in cash and cash equivalents, which Acer believes will be sufficient to fund its currently anticipated operating and capital requirements into, but not through, the fourth quarter of 2022

Anticipated Milestones Subject to Available Capital

•	ACER-001 (sodium phenylbutyrate)
o

January 15, 2023: The FDA has assigned a new PDUFA target action date of January 15, 2023, on the pending NDA, following the FDA’s acceptance for review of Acer’s resubmitted NDA for ACER-001 for the treatment of patients with UCDs

o	2023: Acer plans to initiate in 2023 its Phase 2a trial to evaluate the efficacy and safety of ACER-001 for the potential treatment of patients with MSUD
•	ACER-801 (osanetant)
o	Q1 2023: Acer expects to announce topline results in Q1 2023 from its ongoing Phase 2a randomized, double-blind, placebo-controlled, dose-ranging trial of

ACER-801 for the treatment of moderate to severe VMS in post-menopausal women
o	H1 2023: UNC expects to initiate in H1 2023 the proposed investigator-sponsored trial (OASIS) to evaluate the potential for ACER-801 to reduce the frequency and severity of PTSD
•	EDSIVO™ (celiprolol)
o

Q4 2023: Acer anticipates the DiSCOVER trial for celiprolol in patients with COL3A1-positive vEDS will be fully enrolled in Q4 2023. Once fully enrolled, the duration of the DiSCOVER trial is currently estimated to be up to approximately 3.5 years to completion (based on statistical power calculations and number of primary events). One interim analysis (based on the number of primary events occurring) is also planned at approximately 24 months after full enrollment

Q3 2022 Financial Results

Cash Position. Cash and cash equivalents were $6.4 million as of September 30, 2022, compared to $12.7 million as of December 31, 2021. Acer believes its cash and cash equivalents available as of September 30, 2022 will be sufficient to fund its currently anticipated operating and capital requirements into, but not through, the fourth quarter of 2022

Research and Development Expenses. Research and development expenses were $2.7 million, net of collaboration funding of $2.2 million, for the three months ended September 30, 2022, as compared to $1.4 million, net of collaboration funding of $3.5 million, for the three months ended September 30, 2021. This increase of $1.3 million was primarily due to increases in expenses for clinical studies related to ACER-801 and EDSIVO™, contract research, and employee-related expenses, partially offset by decreases in expenses related to contract manufacturing. Research and development expenses related to ACER-001 decreased in the three months ended September 30, 2022, resulting in a decrease in the recognition of the collaboration funding from the Collaboration Agreement with Relief. Research and development expenses for the three months ended September 30, 2022 were comprised of $2.3 million related to ACER-001, offset by $2.2 million of collaboration funding; $1.2 million related to ACER-801; $1.0 million related to EDSIVOTM; and $0.4 million related to other development activities.

General and Administrative Expenses. General and administrative expenses were $2.6 million, net of collaboration funding of $1.4 million, for the three months ended September 30, 2022, as compared to $1.8 million, net of collaboration funding of $1.0 million, for the three months ended September 30, 2021. This increase of $0.8 million was primarily due to increases in employee-related expenses, precommercial expenses, and audit and consulting fees, partially offset by an increase in the recognition of the collaboration funding from the Collaboration Agreement with Relief.

Net Loss. Net loss for the three months ended September 30, 2022 was $5.0 million, or $0.31 net loss per share (basic and diluted), compared to a net loss of $3.3 million, or $0.23 net loss per share (basic and diluted), for the three months ended September 30, 2021.

For additional information, please see Acer’s Quarterly Report on Form 10-Q filed today with the Securities and Exchange Commission (SEC).

Completion of Financial Restatement

Acer has completed the restatement of its previously issued financial statements for the fiscal quarter ended June 30, 2022 (Restated Period), and has filed an amended Quarterly Report on Form 10-Q/A for the Restated Period with the SEC. A non-cash error was made in applying certain interpretive accounting guidance related to ASC 260, Earnings Per Share, which affected the Company’s presentation of its diluted earnings per share calculation. The correction of this non-cash error resulted in a restatement of Acer’s unaudited condensed interim financial statements and financial data for the Restated Period. The restatement had no impact on Acer’s cash position or operating expenses or its ongoing operations or future plans.

About Acer Therapeutics

Acer is a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs. Acer’s pipeline includes four investigational programs: ACER-001 (sodium phenylbutyrate) for treatment of various inborn errors of metabolism, including urea cycle disorders (UCDs) and Maple Syrup Urine Disease (MSUD); ACER-801 (osanetant) for treatment of induced Vasomotor Symptoms (iVMS) and post-traumatic stress disorder (PTSD); EDSIVO™ (celiprolol) for treatment of vascular Ehlers-Danlos syndrome (vEDS) in patients with a confirmed type III collagen (COL3A1) mutation; and ACER-2820 (emetine), a host-directed therapy against a variety of viruses, including cytomegalovirus, Zika, dengue, Ebola and COVID-19. For more information, visit www.acertx.com.

Acer Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release are forward-looking statements. Examples of such statements include, but are not limited to, statements regarding the sufficiency and duration of our cash and cash equivalents, our anticipated milestones, and our plans with respect to future clinical trials, results and timing thereof for ACER 001, ACER 801 and EDSIVO™. Our pipeline products (including ACER-801) are under investigation and their safety and efficacy have not been established and there is no guarantee that any of our investigational products in development will receive health authority approval or become commercially available for the uses being investigated. We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the availability of financing to fund our pipeline product development programs and general corporate operations as well as risks related to drug development and the regulatory approval process, including the timing and requirements of regulatory actions. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made. You should review additional disclosures we make in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. You may access these documents for no charge at http://www.sec.gov.

ACER THERAPEUTICS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	September 30,
	2022	2021

Operating expenses:
Research and development (in the three months ended September 30, 2022 and 2021, net of collaboration funding of $2,178,078 and $3,454,881, respectively)	$2,681,680	$1,435,461
General and administrative (in the three months ended September 30, 2022 and 2021, net of collaboration funding of $1,432,889 and $958,590, respectively)	2,557,370	1,843,360
Loss from operations	(5,239,050)	(3,278,821)

Other income (expense), net:
Costs of debt issuance	(122,400)	—
Changes in fair value of debt instruments	324,550	—
Interest and other income (expense), net	19,431	(2,471)
Foreign currency transaction gain	10,524	8,284
Total other income (expense), net	232,105	5,813

Net loss	$(5,006,945)	$(3,273,008)

Net loss per share - basic and diluted	$(0.31)	$(0.23)

Weighted average common shares outstanding - basic and diluted	16,089,019	14,310,244

SELECTED BALANCE SHEET DATA (Unaudited):

	September 30,	December 31,
	2022	2021

Cash and cash equivalents	$6,377,923	$12,710,762

Collaboration receivable	$—	$5,000,000

Prepaid expenses	$920,710	$1,094,229

Other current assets	$5,436	$9,283,625

Property and equipment, net	$92,502	$114,112

Total assets	$15,324,533	$36,256,951

Deferred collaboration funding	$10,598,201	$24,487,047

Bridge loan payable, at fair value	$4,478,359	$—

Convertible note payable, at fair value	$3,603,000	$—

Total liabilities	$27,531,350	$37,980,556

Total stockholders’ deficit	$(12,207,317)	$(1,723,605)

Acer Contacts

Corporate contact:

Jim DeNike

Acer Therapeutics Inc.

jdenike@acertx.com

+1-844-902-6100

Investor contact:

Nick Colangelo

Gilmartin Group

nick@gilmartinIR.com

+1-332-895-3226

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